Exhibit 21.1

SUBSIDIARIES OF PREMIERWEST BANCORP

Subsidiaries of PremierWest Bancorp	PremierWest Bank PremierWest Statutory Trust I PremierWest Statutory Trust II Stockmans Financial Trust I

Subsidiaries of PremierWest Bank	Premier Finance Company PremierWest Investment Services, Inc. Blue Star Properties, Inc.